Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Majesco Entertainment Company on Form S-8 to be filed on or about June 10, 2016 of our report dated January 29, 2016, on our audits of the consolidated financial statements as of October 31, 2015 and 2014 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed January 29, 2016.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8.

/s/ EISNERAMPER LLP

Iselin, New Jersey
June 10, 2016